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                                October 15, 2004


The Bancorp, Inc.
405 Silverside Road
Wilmington, DE  19809

Ladies and Gentlemen:

         We have acted as counsel to The Bancorp, Inc., a Delaware corporation ("Bancorp") in connection with the preparation and filing by Bancorp of a registration statement on Form S-4 under the Securities Act of 1933, as amended, File No. 333-117385 (the "Registration Statement"), with respect to a proposed reorganization and offering (collectively, the "Reorganization") of common stock of Bancorp (the "Common Stock") in exchange for common stock of The Bancorp Bank, a Delaware banking corporation and Bancorp's minority owned subsidiary (the "Bank"). You have requested our opinion regarding certain U.S. federal income tax matters.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by Bancorp in connection with the registration of the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, we are of the opinion that:

         (a) the Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, no gain or loss will be recognized by either the Bank or Bancorp in the Reorganization and no gain or loss will be recognized by shareholders of the Bank upon receipt of Bancorp Common Stock for Bank common stock, except with respect to any cash received in lieu of fractional shares; and


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The Bancorp, Inc.
October 15, 2004
Page 2

         (b) the description of the law and the legal conclusions contained in the Registration Statement under the caption "United States Federal Income Tax Aspects of the Reorganization" is correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material in the Reorganization.

         The foregoing opinions are based on current provisions of the Code and the regulations, published administrative interpretations thereof, and published court decisions.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                               Very truly yours,


                                               /s/ Ledgewood Law Firm, P.C.
                                               ------------------------------
                                               Ledgewood Law Firm, P.C.